News Release

For more information contact:
Jeff Elliott or Geralyn DeBusk
Halliburton Investor Relations
972-458-8000

DAVE & BUSTER’S, INC. TO RESTATE FINANCIAL STATEMENTS FOR LEASE ACCOUNTING ADJUSTMENTS

DALLAS—April 1, 2005—Dave & Buster’s, Inc. (NYSE: DAB), a leading operator of upscale restaurant/entertainment complexes, announced today that it would restate previously issued financial statements for lease accounting adjustments.

On February 7, 2005, the Chief Accountant of the Securities and Exchange Commission issued a letter to the American Institute of Certified Public Accountants, which clarified existing generally accepted accounting principles applicable to leases. The Company has reviewed the principles covered in the letter with its Audit Committee and independent registered public accounting firm, Ernst & Young LLP. As a result, the Company has re-evaluated its lease accounting practices and like many other restaurant and retail companies, the Company will correct the way it accounts for leases, specifically the accounting for construction allowances and rent holidays.

Management and the Audit Committee of the Company’s Board of Directors concluded on April 1, 2005 that the Company’s previously reported financial results will be restated to correct its accounting for leases. Accordingly, such previously filed financial statements and the related independent auditor’s reports should no longer be relied upon. Management and the Audit Committee discussed these matters with Ernst & Young LLP.

Historically, the Company has recognized straight line rent expense for leases beginning on the opening date of our entertainment complexes. This had the effect of excluding the build-out period of its complexes from the calculation of the period over which it expenses rent. The Company is now changing this practice to include the build-out period in the calculations of rent expense. Rent expense incurred during the build-out period will be capitalized as a component of the cost of the complexes and amortized over a period equal to the lesser of the initial non-cancelable lease term plus periods of expected renewal, or the useful life of the related assets.

Additionally, the Company is changing its classification of construction allowances in its consolidated balance sheets to include the allowances as a component of deferred rent liabilities, which will be amortized as a reduction to rent expense over the terms of the respective leases.

Historically, construction allowances have been recorded as a reduction of property and equipment and the related amortization has been classified as a reduction to depreciation and amortization expense. Furthermore, construction allowances will be presented as a component of cash flows from operating activities in the consolidated statements of cash flows. The Company’s consolidated statements of cash flows have historically reflected construction allowances as a reduction of capital expenditures within investing activities.

The Company believes that the earnings impact of these changes is not material to the Company’s results of operations for any of the three fiscal years in the period ended January 30, 2005. The primary impact of these changes on the Company’s January 30, 2005 balance sheet is an increase to property and equipment, net and deferred lease liabilities by approximately $41 million and $47 million, respectively, and to reduce deferred tax liabilities and stockholders’ equity by approximately $2 million and $3 million, respectively. The primary impact of these changes on the Company’s February 1, 2004 balance sheet is an increase to property and equipment, net of approximately $44 million, a reduction in deferred tax liability and stockholders’ equity of approximately $2 million and $3 million respectively and a corresponding $49 million increase to a deferred lease credit.

The Company will file its restated financial statements with its fiscal year 2004 Form 10-K filing as well as its fiscal year 2005 Form 10-Q filings.

Celebrating over 22 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading upscale, restaurant/entertainment concepts with 43 locations throughout the United States and in Canada. More information on the company, including the latest investor presentation is available on the company’s website, www.daveandbusters.com.

“Safe Harbor” Statements Under the Private Securities Litigation Reform Act of 1995
Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “believes,” “intends,” “should,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating result due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.